Exhibit 8.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201
MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219
PHONE: 615.726.5600 FAX: 615.726.0464
www.bakerdonelson.com

April 8, 2014

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

MidSouth Bank

One East College Street

Murfreesboro, Tennessee 37130

Re:	Franklin Financial Network, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) has acted as counsel to Franklin Financial Network, Inc., a Tennessee corporation (“FFN”), in connection with the proposed merger (the “Merger”) of MidSouth Bank, a Tennessee corporation (“MidSouth”), with and into Franklin Synergy Bank, a Tennessee corporation and wholly owned subsidiary of FFN (“FSB”). The Merger is pursuant to an Agreement and Plan of Reorganization and Bank Merger executed as of November 21, 2013, by and among FFN, FSB, and MidSouth (the “Merger Agreement”), as described in the Registration Statement on Form S-4 in the form to be filed by FFN with the Securities and Exchange Commission (the “Registration Statement”). Unless otherwise indicated, each defined term has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; and (ii) the information set forth in the Registration Statement and the factual

ALABAMA  •  FLORIDA  •  GEORGIA  •  LOUISIANA  •   MISSISSIPPI  •  TENNESSEE  •  TEXAS  •  WASHINGTON, D.C.

Franklin Financial Network, Inc.

Exhibit 8.1 to Registration Statement

April 8, 2014

representations made to us by FFN, FSB, and MidSouth, or that will be made, in their respective letters delivered to us for purposes of our opinion are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time of the Merger.

The disclosure set forth in the Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Baker Donelson. Furthermore, since FFN owns all of the stock of FSB and is in control of FSB, as defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”), FFN stock is used as the merger consideration, no stock of FSB will be used as the merger consideration, substantially all of MidSouth’s assets will be acquired by FSB, and the general requirements in the Code and Treasury Regulations issued thereunder that are required for a “tax-free” reorganization will be satisfied, including “continuity of interest,” it is the opinion of Baker Donelson that (a) the Merger will constitute a “reorganization” under Section 368(a) of the Code, and FFN, FSB, and MidSouth will each be a party to a reorganization under Section 368(b) of the Code, and (b) no gain or loss will be recognized by FFN, FSB, and MidSouth as a result of the Merger. In addition, because it is the opinion of Baker Donelson that the Merger will constitute a “reorganization” under Section 368(a) of the Code, it is also the opinion of Baker Donelson that MidSouth shareholders will recognize no gain or loss for shares of FFN common stock they receive in the Merger in exchange for their shares of MidSouth common stock, except with respect to cash received in lieu of fractional shares of FFN common stock and with respect to cash paid for any dissenting shares.

The opinion expressed herein is based upon the Code , Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, existing judicial authority, and current administrative rulings and procedures issued by the Internal Revenue Service and the judicial and administrative interpretations thereof, each as published as of the date hereof, all of which are subject to change, with or without retroactive effect, by legislation, administrative action, or judicial decisions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements contained in the letters from FFN, FSB, and MidSouth referred to above. Our opinion cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the letters from FFN, FSB, and MidSouth referred to above are, or later become, inaccurate. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer accurate. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

Franklin Financial Network, Inc.

Exhibit 8.1 to Registration Statement

April 8, 2014

This opinion is being delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Material Federal Income Tax Consequences of the Merger.” In giving such consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ BAKER DONELSON BEARMAN
CALDWELL & BERKOWITZ, PC